Exhibit 99.1

News Release

Farmer Bros. to Acquire Sara Lee’s

Direct-Store Delivery Coffee Business

•                  Would Nearly Double Revenues and Extend Reach Nationwide

•                  Would Enhance Operating Profit

TORRANCE, Calif. – (BUSINESS WIRE) – Dec. 3, 2008 – Farmer Bros. Co. (Nasdaq: FARM) announced a definitive agreement to acquire from Sara Lee Corp. (NYSE: SLE) its U.S. direct-store delivery (DSD) Foodservice coffee business.

The $45-million acquisition is expected to nearly double Farmer Bros. revenue, extend its reach to all 48 mainland states and make it the nation’s largest direct-store delivery business for coffee and allied products.

“This acquisition will allow us to quickly achieve our long-term goals of coast-to-coast market penetration, cost reductions and margin improvements as a result of economies of scale, and improved returns on our invested capital,” said Rocky Laverty, Chief Executive Officer of Farmer Bros. Co.  “This is a once-in-a-lifetime opportunity for Farmer Bros.

“As we integrate the Sara Lee Foodservice DSD coffee business into Farmer Bros., we will be able to deliver a more robust portfolio of products to meet every taste and price point while providing a truly national network for distribution and service,” added Laverty. “We will have more of the tools to help our customers – from national chains to independent restaurants – compete with ‘the perfect cup’ of coffee.”

Through the transaction, Farmer Bros. will acquire more than 20,000 additional customers; the Foodservice coffee business’ sales and distribution staff and infrastructure (including more than 60 “branch” facilities and a fleet of vehicles; a major coffee manufacturing plant in Houston; a distribution and spice facility in Oklahoma City); and 10 popular coffee brands, including a leading institutional brand, Superior Coffee. Also, several members of the Foodservice coffee business’ senior management team have agreed to join Farmer Bros.

Farmer Bros. expects the acquisition to contribute incremental positive cash flow within six to 12 months after the closing. This will be done through lowering corporate expenses and reducing warehousing and transportation costs.  The full cost savings and profit enhancements from the combination are expected to be achieved over three years after the closing.

Farmer Bros. has developed a detailed integration plan, which will be implemented by executives from both organizations.

“Our first priority after the closing will be to maintain excellent customer service throughout the organization. By the second year we expect to begin capturing more of the cost savings and economies of scale that can lead to margin improvements and operating profitability,” said Drew H. Webb, Executive Vice President and Chief Operating Officer, who will lead the integration process.

“The integration process also will focus on ways to help customers become more competitive – in particular, we will look for opportunities to present customers with a broader range of choices of the popular brands from the Sara Lee Foodservice DSD coffee business and Farmer Bros. as well as the specialty coffee roasts and marketing programs from Coffee Bean Intl., which we acquired in 2007,” added Webb. “The ultimate goal of our integration process will be to position the combined organization to efficiently compete both locally and nationally in all of our market segments – even in difficult economic environments.”

With this acquisition, Farmer Bros. hopes to be a leader in all key markets of the U.S.  It will serve restaurants and other food-service operators with a wide assortment of coffee brands as well as allied products such as cappuccino and cocoa mixes and spices.

The closing is expected in the first quarter of calendar 2009.  The transaction will be financed with cash and debt and is structured as an asset purchase.

Kerlin Capital Group LLC acted as financial advisor to Farmer Bros. on the transaction.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world.  The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo.  Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries.  The Sara Lee community consists of 44,000 employees worldwide.  Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate both DSD and the CBI Acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, and changes in the quality or dividend stream of the third party’s securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

CONTACT:	Abernathy MacGregor Group
Jim Lucas / Sydney Rosencranz, 213-630-6550